SCHEDULE 14A INFORMATION


                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934.
                                (AMENDMENT NO. 2)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement     [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                       FRONTIER ADJUSTERS OF AMERICA, INC.
                (Name of Registrant as Specified In Its Charter)

               ---------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1) Title of each class of securities to which transaction applies:
       _________________________________________________________________________
       2) Aggregate number of securities to which transaction applies:
       _________________________________________________________________________
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       _________________________________________________________________________
       4) Proposed maximum aggregate value of transaction:
       _________________________________________________________________________
       5) Total fee paid:_______________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:
          ______________________________________________________________________
       2) Form, Schedule or Registration Statement No.:
          ______________________________________________________________________
       3) Filing Party:
          ______________________________________________________________________
       4) Date Filed:
          ______________________________________________________________________

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
           [LOGO OF FRONTIER ADJUSTERS OF AMERICA, INC. APPEARS HERE]

                              ______________, 1999

Dear Fellow Shareholder:

         With this letter you are receiving the Proxy Statement, Annual Report, and Interim Financial Statements for the Company's 1999 Annual Meeting of Shareholders. These official documents provide the detail about the proposed transaction with the United Financial Adjusting Company ("UFAC"), an affiliate of The Progressive Corporation ("Progressive"). In this same package, you are also receiving a proxy card for recording your vote on whether to approve the transaction with UFAC, as well as three other proposals.

         Under the proposed transaction with UFAC, UFAC would purchase shares of stock from the Company equal to up to 59.3% of the outstanding voting shares of the Company following the Transaction. From the Company's perspective, establishing a relationship with UFAC will be beneficial to the Company for the following reasons:

         - Shareholders will receive an immediate return on their investment of either a distribution of $1.60 per share of Common Stock or repurchase of their shares of Common Stock for a purchase price of $2.90 per share.

         -        The Company will establish a strategic  relationship with UFAC
                  and  Progressive,   a  highly  regarded  organization  in  the
                  automobile insurance and insurance-related industries.

         - The potential for enhancement of shareholder value and realization of long-term gain based upon the Company's strategic plan to leverage its affiliation with UFAC to access new opportunities for the generation of claims adjusting business for the Company and Company's licensees and franchisees.

         The Company's Board of Directors and management team recommend that you vote for each of the proposals, including the one concerning the proposed transaction with UFAC. I urge you to review the enclosed materials carefully, mark your proxy card FOR the proposals, and return it as instructed.

         Thank you for your continued support.

                                               Sincerely,

                                               /s/ William J. Rocke

                                               William J. Rocke
                                               Chairman of the Board

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
                       FRONTIER ADJUSTERS OF AMERICA, INC.

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                __________, 1999

--------------------------------------------------------------------------------



         The Annual Meeting of Shareholders of Frontier Adjusters of America, Inc., an Arizona corporation (the "Company"), will be held on __________, April __, 1999 at 9:00 a.m. (Phoenix, Arizona time) at______________________________, for the following purposes:


         1. To consider and vote upon the approval of the transaction contemplated by a Stock Purchase Agreement between the Company and United
Financial Adjusting Company, an Ohio corporation ("UFAC"), which is a wholly-owned subsidiary of The Progressive Corporation, an Ohio corporation, regarding the investment of an aggregate of $6,836,067 in the Company by UFAC, to be effected through the sale by the Company of 5,258,513 shares of the Company's Series A Convertible Voting Preferred Stock, par value $.01 per share, at a purchase price of $1.30 per share, as more fully described in the attached Proxy Statement;

         2. To elect directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

         3. To ratify the appointment of McGladrey and Pullen, LLP, Certified Public Accountants, as the auditors of the Company for the Company's fiscal year ending June 30, 1999;

         4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on January 5, 1999 are entitled to notice of and to vote at the Meeting.

         All shareholders are cordially invited to attend the Meeting in person. To assure your representation at the Meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Meeting may vote in person even if he or she previously has returned a proxy.

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                         By Order of the Board of Directors,




Phoenix, Arizona                         James S. Rocke
__________, 1999                         Secretary

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
                       FRONTIER ADJUSTERS OF AMERICA, INC.
                              45 EAST MONTEREY WAY
                             PHOENIX, ARIZONA 85011

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

         Shareholders are urged to read this Proxy Statement in its entirety. As used herein, the "Company" means Frontier Adjusters of America, Inc., an Arizona corporation, and/or its subsidiaries and "UFAC" means United Financial Adjusting Company, an Ohio corporation, which is a wholly-owned subsidiary of The
Progressive Corporation, an Ohio corporation ("Progressive"). Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement.

GENERAL


         The enclosed proxy is solicited on behalf of the Company by the Company's board of directors (the "Board" or "Board of Directors") for use at the Company's Annual Meeting of Shareholders to be held on _________, April __, 1999 at 9:00 a.m. (Phoenix, Arizona time) (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Meeting of Shareholders. The Meeting will be held at
________________________________________________________.

         These proxy solicitation materials were first mailed on or about _______________, 1999, to all shareholders entitled to vote at the Meeting.


         The mailing address of the Company's principal executive office is 45 East Monterey Way, Phoenix Arizona 85011.

RECORD DATE


         The Board of Directors has fixed the close of business on __________, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof.


REVOCABILITY OF PROXIES

         Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

VOTING SECURITIES AND VOTING RIGHTS

         On the Record Date, the Company had outstanding 4,605,358 shares of common stock, par value $0.01 per share (the "Common Stock"), with each share entitling its owner of record to one vote on all matters submitted to shareholders at the Meeting. Each holder of Common Stock voting at the Meeting, either in person or by proxy, may cast one vote per share of Common Stock held on all matters to be voted upon at the Meeting.

         The presence, in person or by proxy, at the Meeting of shareholders entitled to cast a majority of all votes entitled to be cast at such meeting, shall constitute a quorum. Assuming that a quorum is present, the affirmative vote of a majority of the shares of the Company present in person or represented by proxy at the

Meeting and entitled to vote is required (i) to approve the Transaction (as defined herein), (ii) for the election of directors, (iii) for the ratification of the appointment of McGladrey and Pullen, LLP, as the independent auditors of the Company for the fiscal year ending June 30, 1999, and (iv) to transact such other business as may properly come before the Meeting or any adjournment thereof.

         Shareholders are not entitled under Arizona law to appraisal rights with respect to the Transaction.

         Arizona law requires cumulative voting in elections for directors, which means that each shareholder may cast the number of votes that is equal to the number of shares held of record, multiplied by the number of directors to be elected. Each shareholder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates. The enclosed proxy does not seek discretionary authority to cumulate votes in election of directors.

         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Thus, an abstention will have the same effect as a vote against the Transaction. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

         When  a  proxy  is  properly  executed  and  returned,  the  shares  it represents will be voted at the Meeting as directed. Unless otherwise instructed, shares represented by proxy will be voted (i) "for" the Transaction,
(ii) "for" the election of the nominees set forth in this Proxy  Statement,  and
(iii) "for" the ratification of the appointment of McGladrey and Pullen, LLP, as the independent auditors of the Company for the fiscal year ending June 30, 1999. If any other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote each proxy in accordance with their best judgment on such matter.

SOLICITATION

         The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

         The 1998 Annual Report to Shareholders, and the Quarterly Report for the period ended December 31, 1998 which were mailed to shareholders with or preceding this Proxy Statement, contain financial and other information about the Company, but, except for the Financial Statements contained therein, are not incorporated into this Proxy Statement and are not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The information contained in the "Report of Compensation Committee" below and "Company Performance" below shall not be deemed "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

         The Company will provide upon written request, without charge to each shareholder of record as of the Record Date, a copy of the Company's annual report on Form 10-K for the fiscal year ended June 30, 1998, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibit. Any such requests should be directed to the Company's Secretary at the Company's executive office set forth in this Proxy Statement.

                             SELECTED FINANCIAL DATA

                                                       YEAR ENDED JUNE 30
                              --------------------------------------------------------------
                                 1998         1997         1996         1995         1994
                              ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA
 Operating Revenue            $5,825,348   $6,164,603   $5,641,984   $5,240,825   $4,590,270
 Net income                      612,475      979,198    1,134,519    1,026,848    1,018,160
 Comprehensive income            578,854    1,069,110    1,113,186    1,023,483    1,036,167
 Basic earnings per share           0.13         0.21         0.25         0.22         0.22
 Diluted earnings per share         0.13         0.21         0.25         0.22         0.22
 Weighted average number of
    shares used in per share
    data:   Basic              4,605,358    4,607,709    4,620,101    4,662,679    4,727,537
            Diluted            4,612,674    4,631,898    4,627,606    4,664,258    4,727,732
 Cash dividends per share           0.15         0.15         0.14        0.115         0.11


BALANCE SHEET DATA
 Working Capital               3,214,490    3,261,953    3,196,562    2,946,748    2,749,531
 Total assets                  7,800,700    7,912,139    6,875,752    6,597,050    6,491,066

 Long-term debt                    4,953       33,462       59,983       84,655            -
 Property and equipment, net   1,724,329    1,736,226    1,554,401    1,484,545    1,460,601
 Stockholders' equity          6,452,242    6,564,193    6,230,799    5,838,651    5,487,999

 Book value per share               1.40         1.43         1.35         1.26         1.17
 Retained earnings             4,735,935    4,814,266    4,526,419    4,042,588    3,552,194
 Total shares outstanding      4,605,358    4,605,358    4,619,358    4,640,898    4,690,898

                                  PROPOSAL ONE

                                 THE TRANSACTION

         At the Meeting, and at any adjournments thereof, shareholders of the Company will be asked to consider and vote upon the transaction contemplated by the Stock Purchase Agreement, dated November 20, 1998, between the Company and UFAC (the "Stock Purchase Agreement") regarding the investment of an aggregate of $6,836,067 in the Company by UFAC, to be effected through the sale by the Company of 5,258,513 shares of the Company's Series A Convertible Voting Preferred Stock, par value $.01 per share (the "Preferred Shares"), at a purchase price of $1.30 per share (the "Transaction"). Upon the satisfaction of the conditions to the closing (the "Closing") as set forth in the Stock Purchase Agreement, the Company shall deliver the Preferred Shares to UFAC and UFAC shall deliver $6,836,067 to the Company in exchange for the Preferred Shares. If the Transaction is approved by the Company's shareholders, after its consummation and assuming that 1,000,000 shares of Common Stock are tendered to the Company as described below, upon conversion of the Preferred Shares, UFAC will own a controlling interest in the Company of up to 59.3% of the outstanding Common Stock.

         As soon  as  practicable  after  the  Closing,  pursuant  to the  Stock
Purchase Agreement, the Company plans to make a tender offer (the "Tender Offer") in which the Company will offer to purchase up to 1,000,000 shares of Common Stock at a price of $2.90 per share. The Company also plans to make a distribution to shareholders in the amount of $1.60 (the "Distribution") per each share of Common Stock not tendered in the Tender Offer (or not accepted by the Company if tendered in the Tender Offer). See "Potential Benefits to the Transaction--Return to Shareholders." After the Closing (assuming 1,000,000 shares have been tendered in the Tender Offer and assuming there have been no other changes in the number of outstanding shares), UFAC will own, upon conversion of the Preferred Shares, approximately 59.3% of the outstanding Common Stock and 57.7% of the outstanding Common Stock on a fully diluted basis. Pursuant to the terms thereof, each Preferred Share may be converted into one (1) share of Common Stock. Such conversion may not occur prior to the earlier of the record date for the Distribution or May __, 1999. Each member of the Board of Directors has stated his or her intention to waive his or her right to participate in the Tender Offer with respect to all shares of the Common Stock beneficially owned by such director, and UFAC has agreed not to participate in the Tender Offer. The full text of the Stock Purchase Agreement is included as APPENDIX A to this Proxy Statement.

         The following charts set forth the ownership structure of the Company before and after the Transaction, assuming that 1,000,000 shares of Common Stock are tendered to the Company and no outstanding options or warrants are exercised:









                       PIE CHART WITH OWNERSHIP STRUCTURE
                      BEFORE THE TRANSACTION TO APPEAR HERE









                       PIE CHART WITH OWNERSHIP STRUCTURE
                      AFTER THE TRANSACTION TO APPEAR HERE

         The Transaction also involves a number of additional terms established pursuant to the Stock Purchase Agreement, the Service Agreement to be entered into between the Company and UFAC (the "Service Agreement"), and the Registration Rights Agreement to be entered into between the Company and UFAC (the "Registration Rights Agreement"), including, among others: (i) the application for listing by the Company of the Common Stock issuable upon conversion of the Preferred Shares on the American Stock Exchange ("AMEX"); (ii) the taking of all necessary actions by the Company to cause the Board of Directors, after the Closing, to consist of a majority of nominees named by UFAC; (iii) the grant to UFAC of certain registration rights that will enable UFAC to resell the shares of the Common Stock acquired by it upon conversion of the Preferred Shares in registered offerings to the public under certain conditions; and (iv) the grant to UFAC of certain rights to information regarding the Company.

         UFAC has informed the Company that it intends to designate eight individuals as its initial nominees to the Board of Directors.

VOTES REQUIRED

         Approval of the Transaction requires the affirmative vote of a majority of the total number of shares present in person or represented by proxy at the Meeting, provided that the total number of shares present in person or represented by proxy at the Meeting represent over 50% of the shares of Common Stock issued and outstanding on the Record Date. For the purpose of determining the outcome of the vote, abstentions will have the same effect as a vote against the Transaction. Broker non-votes will not be considered as present and entitled to vote with respect to the Transaction. Approval of the Transaction by the requisite vote of the shareholders of the Company is a condition to consummation of the Transaction.

         William J. Rocke, Chairman of the Board of the Company, and James S. Rocke, Secretary of the Company, Jean E. Ryberg, President of the Company, George M. Hill, Vice-President and Assistant Secretary of the Company, Francis
J. LaPallo, Executive Vice-President of the Company, and Louis T. Mastos, William W. Strawther, Jr., Merlin J. Schumann, and R. Scott Younker, Directors of the Company, and certain other shareholders of the Company who are related to them (collectively the "Insider Shareholders") who as of the Record Date
collectively  owned  36.1% of the  outstanding  shares  of  Common  Stock,  have executed Insider Support Agreements with UFAC (the "Insider Support Agreements"), pursuant to which they have agreed to vote all of their shares in favor of the Transaction. Accordingly, the Insider Shareholders intend to vote their shares in favor of the Transaction. See "The Transaction--Terms of the Transaction--No Solicitation of Competing Transactions."

         The Board of Directors of UFAC has approved the Transaction. UFAC shareholders are not required to vote on the Transaction.

BACKGROUND OF THE TRANSACTION

         Prior to March, 1998, the Company had not been considering any transaction involving a sale of the Company, its assets, or a controlling interest of the Company's stock. In March 1998, William J. Rocke, the Company's Chief Executive Officer was approached regarding a possible transaction with UFAC. Mr. Rocke had an introductory meeting with John Davies, the President of UFAC and other Progressive subsidiary companies, concerning the possibility of UFAC making an investment in the Company. The Company was aware of Progressive's reputation in the insurance and insurance adjusting business and was receptive to Progressive's expression of interest in exploring an affiliation between the Company and Progressive. Mr. Rocke briefed the Board of Directors on his contacts with Progressive and UFAC at a Board meeting held on July 1, 1998.

         On June, 1998, the Company and UFAC entered into a non-disclosure agreement. During the next several weeks, the Company provided UFAC and Progressive with information about the Company's business and operations, and UFAC and Progressive provided the Company with information about their insurance and insurance adjusting business. Mr. Rocke and Jean E. Ryberg, the Company's President, negotiated on behalf of the Company during a number of meetings and telephone discussions with John Davies of UFAC and Progressive. These discussions concerned business strategies that the Company and UFAC could pursue, benefits of the Transaction with respect to strategic alliances and complimentary business strategies, as well as possible structures for an investment by UFAC in the Company, and the price at which such an investment by UFAC should be made.

         At a special meeting of the Board of Directors on August 27, 1998, UFAC made a presentation to the Board with respect to the proposed transaction. The Company's accountants and attorneys were also present. At that meeting, at which all members of the Board were present, the Board discussed the potential advantages and disadvantages of, and alternatives to, the proposed transaction, provided the Company's shareholders. The Board discussed the following benefits in a single transaction: (i) a cash return on investment; (ii) the increase in shareholder value expected by management to result from the proposed transaction and the strategic advantages of the resulting affiliation with UFAC; (iii) the ability to obtain continuing access to UFAC's technology, expertise, and contacts in the insurance industry; and (iv) an alliance with a strong strategic partner that shares a natural customer base. Among other things, the Board discussed with the Company's accountants the fact that the per share price of $1.30 (the equivalent of a per share price of $2.90 after taking into account the distribution of $1.60 to the Company's shareholders) was higher than the 30-day average closing sale price of the Common Stock on the AMEX. The Board noted that the proposed transaction would result in a single controlling shareholder, the affiliates of which are competitors of certain of the Company's clients. The Board noted, however, that as a result of cumulative voting for directors, the remaining shareholders would continue to be able to vote for board representation. Furthermore the Board believed that the connection between the Company and affiliates of UFAC that compete with Company clients was sufficiently distant to minimize objections from current clients. The Board agreed that the opportunity for new clients afforded by the relationship with UFAC outweighed the potential harm from the relationship. In the business judgment of the Board of Directors, the terms of the proposed transaction, including the price, were favorable for the Company. See "The Transaction--Discussion of Financial Analysis." On August 19, 1998, the Board appointed a Special Committee of outside directors to analyze the financial terms and the consideration to be received in the Transaction. See "Discussion of Financial Analysis." On August 27, 1998, the Special Committee reported to the Board and the Board voted unanimously to authorize management to proceed with discussions with UFAC, and unanimously authorized the Company to enter into a non-binding Letter of Intent (the "Letter of Intent") with UFAC with respect to the proposed transaction.


         During the ensuing twelve weeks, transaction document drafts were prepared and revised drafts circulated, with representatives of the Company and UFAC and their respective counsel conducting detailed negotiations concerning legal and business points in the documentation. The law firms of George M. Hill and Associates and O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, served as counsel to the Company. The law firm of Baker & Hostetler LLP served as counsel to UFAC. Prior to the Board of Directors' meeting on November 12, 1998, management distributed to the members of the Board of Directors complete drafts of the Stock Purchase Agreement, the Service Agreement, the Registration Rights Agreement, the Insider Support Agreements, the Rocke Agreement (as described below) and the Ryberg Agreement (as described below). At the meeting on November 12, 1998, the Board discussed the advantages and disadvantages of, and alternatives to, the Transaction and a summary by Company counsel of the terms of the documentation. After analyzing the financial terms and the consideration to be received in the Transaction, as well as the on-going operational advantages that could result from the Transaction, the Board of Directors voted unanimously in favor of the Transaction. The parties executed the Stock Purchase Agreement on November 20, 1998.


         On August 31, 1998, the last trading day before the Company publicly announced the Letter of Intent, the closing sale price for the Common Stock as reported on the AMEX Composite Tape was $2.50. On November 25, 1998, the last trading day before the Company publicly announced the execution of the Stock Purchase Agreement, the closing sale price for the Common Stock as reported on the AMEX Composite Tape was $2.44. On [date of proxy], 1999 the closing sale price was $______. After adjustment for the Distribution of $1.60 per share of Common Stock, the closing sales prices would have been $.90 and $.84 and $_______ respectively. The shares to be purchased by UFAC will not be eligible to receive the Distribution.

BACKGROUND OF THE COMPANY

         The Company licenses and franchises independent insurance adjusters (the "Adjusters") throughout the United States and Canada and provides support services to the Adjusters. The Adjusters are engaged by insurance carriers and self-insured companies to adjust claims made against them by claimants and by policyholders. In addition, certain of the Adjusters offer risk management services to their clients. As of December 15, 1998, the Company had entered into ___ license or franchise agreements with ___ entities, operating ___ offices with ___ advertised locations in 50 states, the District of Columbia, and Canada. In addition to licensing and franchising Adjusters, the Company owns and operates independent insurance adjusting businesses in Arizona and Nevada.

BACKGROUND OF UFAC

         UFAC provides claim and administrative services to insurance carriers, managing general agents and large self-insured companies. The majority of UFAC's employees and operations are centralized in Cleveland, Ohio.

         UFAC, which is a wholly-owned subsidiary of The Progressive Corporation, is also a majority shareholder of a vehicle inspection company and a claim software company. The inspection and software companies market their products and services to the same prospective customers as UFAC.

TERMS OF THE TRANSACTION

         UFAC INVESTMENT. Pursuant to the Stock Purchase Agreement, the Company will sell the Preferred Shares to UFAC at a price of $1.30 per share, for an aggregate purchase price of $6,836,067. The purchase price per share was determined as a result of arm's length negotiations between the Company and UFAC. The Preferred Stock is identical to the Common Stock in all respects other than the right to receive the Distribution. The Preferred Shares shall be convertible, in whole or in part, into shares of the Common Stock on a one-for-one exchange basis at UFAC's option after the date of the Distribution and prior to June 30, 1999, at which date the Preferred Shares will automatically be converted to shares of the Common Stock. The Preferred Shares shall entitle UFAC to one vote per share on any matter properly submitted to holders of the Common Stock for vote, consent, waiver, release, or other action, including, without limitation, the election of members of the Board of Directors. The Preferred Shares will rank equally with the Common Stock as to payment of dividends, other than the Distribution, and as to dissolution of assets upon liquidation, dissolution or winding up of the Company.

         USE OF PROCEEDS. The Company plans to use the proceeds of the investment by UFAC to finance the Tender Offer and pay the Distribution. The Company plans to make the Tender Offer to the Company's shareholders, as soon as practicable after the Closing, pursuant to which the Company will offer to purchase up to 1,000,000 shares of Common Stock at a price of $2.90 per share. If more than 1,000,000 shares are tendered by the Company's shareholders in the Tender Offer, the Company will accept shares for tender on a pro rata basis based upon the total number of shares tendered. Each member of the Board of Directors has stated his or her intention to waive his or her right to participate in the Tender Offer with respect to all shares of the Common Stock beneficially owned by such director. UFAC has agreed not to participate in the Tender Offer. The Company plans to make the Distribution of $1.60 per each share of Common Stock not tendered in the Tender Offer or, if tendered, not accepted by the Company in the Tender Offer. Shareholders who participate in the Tender Offer will not be entitled to receive the Distribution.

         MANAGEMENT OF THE COMPANY; REPRESENTATION ON THE BOARD. If the shareholders approve the Transaction, the Board of Directors and UFAC will take all actions necessary to cause the Board to be structured to consist of fifteen members, of which a majority will be designees of UFAC (the "UFAC Nominees"), and the Board of Directors and UFAC will take all actions necessary to cause the UFAC Nominees to become members of the Board as soon as practicable after the Closing. For so long as UFAC maintains ownership of more than 50% of the Company's voting stock, at each annual meeting of shareholders of the Company or at the taking of action by written consent of shareholders of the Company with respect to which directors are to be elected, UFAC shall have the ability to elect a majority of the Board of Directors and, therefore, will be able to control the business and affairs of the Company.

         William J. Rocke and Jean E. Ryberg have agreed to resign as officers of the Company on June 30, 1999. See "The Transaction--Conflicts of Interest; Interests of Certain Persons." At that time, the Board of Directors, upon the direction of UFAC, will name a new Chief Executive Officer and President of the Company. Mr. Rocke and Mrs. Ryberg have served as key employees of the Company for many years. Mr. Rocke and Mrs. Ryberg are 74 and 67 years of age, respectively. Jeff Jordan, an employee of UFAC, has been working with Mr. Rocke and Mrs. Ryberg since December, 1998 to institute an orderly transition of management. The Company believes that the proposed transaction with UFAC will provide access to a broad spectrum of managerial support beneficial to the Company and will lessen any adverse effect to the Company as a result of Mr.
Rocke's  and  Mrs.  Ryberg's   retirement.   See  "Potential   Benefits  of  the
Transaction."

         INFORMATION RIGHTS. Until the Closing, the Company has the obligation to provide to UFAC certain financial statements and other information concerning the Company and its business.

         LIMITATIONS ON CORPORATE ACTIONS. Until the Closing, the Company will be subject to certain limitations on its operations, including (without limitation) restrictions relating to transactions other than in the ordinary course of business, the issuance of any securities of the Company, or any amendments to the Company's Articles of Incorporation or Bylaws.

         REGISTRATION RIGHTS. The Preferred Shares issued to UFAC pursuant to the Stock Purchase Agreement and shares of Common Stock issuable upon conversion of the Preferred Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available. If the Transaction is approved by the shareholders, the Company and UFAC will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement to be executed at the Closing, the Company will grant certain registration rights that will enable UFAC to resell the shares of Common Stock acquired by it upon conversion of the Preferred Shares in registered offerings to the public under certain conditions described below.

         The Registration Rights Agreement will provide, among other things, that, at any time after the Closing, UFAC will have the one-time right to require the Company to file a registration statement (any such filing, the "Demand Registration") under the Securities Act for any or all shares of Common Stock acquired by UFAC as a result of the conversion of the Preferred Shares acquired by UFAC pursuant to the Stock Purchase Agreement ("Registrable Securities"). The right to a Demand Registration is limited, however, in that
(i) it may be invoked only with respect to a number of shares having a fair market value equal to or greater than $250,000, (ii) the Company is not required to effect more than one Demand Registration, and (iii) the Company will have the right from time to time to delay the Demand Registration for a reasonable period not to exceed thirty days in certain circumstances. UFAC also will have the right, with respect to most registrations of Common Stock by the Company for its own account, to require the Company to include Registrable Securities in such registration. The Registration Rights Agreement provides that the Company will pay the expenses, other than underwriting discounts and fees and commissions and transfer taxes, relating to the first such registration requested by UFAC. The Registration Rights Agreement contains terms that are generally customary for registration rights agreements of its type.

         CONDITIONS TO CLOSING. Each of the Company's and UFAC's obligations to close the Transaction are subject to various mutual and unilateral conditions, including, without limitation, (i) the Company's shareholders shall have approved the Transaction; (ii) UFAC's obligations are subject to the continuing accuracy of the Company's representations and warranties in the Stock Purchase Agreement; and (iii) the receipt of any consents necessary for the Transaction.

         NO SOLICITATION OF COMPETING TRANSACTIONS. Unless and until the Stock Purchase Agreement is terminated in accordance with its terms, the Company may not solicit, cooperate with, participate in any discussions with respect to, or enter into any agreement with any person making a proposal or indication of interest with respect to certain alternative transactions, such as a merger, consolidation, share exchange, reorganization, recapitalization, business combination or similar transaction, sale, transfer or disposition of more than 10% of its assets, or an acquisition by any person or a tender offer or exchange offer for more than 10% of the Common Stock (a "Competing
Transaction"). However, the Board may take such actions as may be required by the Board's fiduciary obligations to the Company's shareholders under applicable law as determined in good faith by the Board on the advice of outside counsel. Unless and until the Stock Purchase Agreement is terminated in accordance with its terms, the Company shall notify UFAC of all of the relevant details relating to all inquiries beyond preliminary inquiries and all proposals of substance that the Company may receive relating to any such matters. If the Company receives a bona fide proposal for a Competing Transaction that the Board determines in good faith may provide greater value to the Company's shareholders than the Stock Purchase Agreement, it may enter into negotiations with respect to such proposal (a "Superior Proposal"). The Company will notify UFAC of any such Superior Proposal prior to entering into any agreement with respect to such Superior Proposal, and will not enter into any agreement with respect to such Superior Proposal if UFAC proposes an improved transaction that the Board determines in good faith to provide greater value to the Company's shareholders.

         RELATED AGREEMENTS. In connection with the Stock Purchase Agreement, UFAC also entered into the Insider Support Agreements with the Insider
Shareholders. Pursuant to the Insider Support Agreements, the Insider Shareholders have agreed to vote all shares of the Common Stock owned by them in favor of the Transaction. At the Closing, UFAC will enter into the Service Agreement with the Company pursuant to which UFAC will provide the Company with certain advisory and support services related to franchise operations, strategic planning, sales and marketing, technology, human resources support and accounting, and reporting. The Company will pay UFAC service fees of $25,000 per month plus expenses for the services provided under the Service Agreement. The Service Agreement will be reviewed after one year and any extension or amendment thereof will be subject to the approval by a committee of directors who are not affiliated with UFAC. At the Closing, the Company will also enter into the Rocke Agreement and the Ryberg Agreement with William J. Rocke and Jean E. Ryberg, respectively, pursuant to which Mr. Rocke and Ms. Ryberg will terminate their employment with the Company on June 30, 1999 and will continue to act as consultants to the Company until June 30, 2000. See "The Transaction--Conflicts of Interest; Interests of Certain Persons."

POTENTIAL BENEFITS OF THE TRANSACTION

         The Company believes that the Transaction, if consummated, primarily represents an opportunity to provide a significant return to the Company's shareholders in the form of the Distribution or Tender Offer. The Company also believes the Transaction presents the opportunity to improve long-term shareholder value by providing the Company with a new generation of management and access to advanced technology, expertise and contacts, which the Company believes will provide strategic resources within the insurance industry not otherwise readily available to the Company, and enhance the Company's long-term growth prospects. In particular, the Company believes that the Transaction may have a number of beneficial effects on the Company and its shareholders, including the following:

         RETURN TO SHAREHOLDERS. The Tender Offer will return $2.90 per each share tendered and the Distribution will provide $1.60 per share of Common Stock not sold pursuant to the Tender Offer.

         ASSOCIATION WITH PROGRESSIVE. Progressive is highly regarded as a sophisticated company in the automobile insurance and insurance-related industries. The Company believes that it will benefit significantly from its
affiliation  with  Progressive  through  UFAC  and  its  operating   experience,
technological capabilities, and contacts within the insurance business. Specifically, pursuant to the Service Agreement, UFAC has agreed to provide the Company and the Adjusters with access to claims adjusting business and to encourage its affiliates to do the same.

         POTENTIAL ENHANCEMENT OF SHAREHOLDER VALUE. Other than the Distribution and the Tender Offer, the Transaction will not result in any direct return to shareholders of cash or other consideration. However, the Company believes that the Transaction offers shareholders an opportunity to realize long-term value. The

Company's strategic plan calls for an affiliation with UFAC and Progressive and the opportunity for the generation of claims adjusting business for the Company and the Adjusters through the Company's affiliation with UFAC and Progressive. It should be noted, however, that there is no assurance that the Company will realize all or any of the potential benefits described above, all of which are forward looking statements that are subject to numerous risks and uncertainty. The Company's ability to enhance shareholder value will depend upon a number of circumstances, many of which are outside the control of management.

POTENTIAL ADVERSE EFFECTS OF THE TRANSACTION

         The Company believes that the Transaction, if consummated, could have certain adverse effects on the Company and its shareholders, including the following:

         CONCENTRATION OF OWNERSHIP OF COMMON STOCK. UFAC will own up to 59.3% of the Company's voting stock (57.7% on a fully diluted basis) and will be the largest single shareholder of the Company. Assuming no other changes in the number of outstanding shares of Common Stock, UFAC would be in a position to control the election of the Board or the outcome of any corporate transaction or other matter submitted to the shareholders for approval. This concentration of ownership could be disadvantageous to other shareholders' interests.

         ANTI-TAKEOVER EFFECT OF THE TRANSACTION. UFAC's acquisition of up to 59.3% of the Company's voting stock (57.7% on a fully diluted basis) and the voting rights associated therewith may make it more difficult for other shareholders to challenge the Company's director nominees, to elect their own nominees as directors, or to remove incumbent directors and may render the Company a less attractive target for an unsolicited acquisition by an outsider. In addition, under Arizona law, a merger or consolidation involving the Company requires the affirmative approval of a majority of the shares entitled to vote. Accordingly, UFAC would have sufficient voting power to block any such transaction.

         OTHER NEGATIVE EFFECTS. The Board of Directors believes that the limitations on the Company's ability to solicit or encourage Competing Transactions or to agree to a Superior Proposal without notice to UFAC, the composition of the Board following the Closing (and thereafter) if the Company's shareholders approve the Transaction, and the size of UFAC's investment, will likely discourage other persons from offering to acquire a significant interest in the Company or all or substantially all of the assets of the Company.

         The members of the Board evaluated the factors referred to above in light of their knowledge of the business and operations of the Company and UFAC, their business judgment, and consultations with the Company's independent accountants. In view of the wide variety of factors considered in connection with the Board's evaluation of the Transaction, the Board did not find it practicable to, and did not, quantify or attempt to assign relative weights to the specific factors considered in reaching its determination.

CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS

         INSIDER SUPPORT AGREEMENTS. UFAC has entered into Insider Support Agreements with the Insider Shareholders. Under the Insider Support Agreements, the Insider Shareholders have agreed to vote for the Transaction. See "The Transaction--Votes Required."

         ROCKE AGREEMENT. William J. Rocke, Chairman of the Board and Chief Executive Officer of the Company, will enter into an agreement with the Company (the "Rocke Agreement") pursuant to which the Rocke Employment Agreement (as described under "Election of Directors--Employment Agreements") will be terminated on June 30, 1999. Pursuant to the Rocke Agreement, the Company will employ Mr. Rocke as the Company's Chief Executive Officer until June 30, 1999, at which time Mr. Rocke will resign as an officer and employee of the Company. Mr. Rocke will continue to serve on the Board of Directors until the next annual meeting of the Company's shareholders and until his successor is elected and qualified. The terms of the Rocke Agreement provide for Mr. Rocke to receive semi-monthly installments of his salary until June 30, 1999, and the annual bonus for the fiscal year ending June 30, 1999, as per the Rocke Employment Agreement. On June 30, 1999, Mr. Rocke will receive a lump-sum payment of the amount equal to the salary Mr. Rocke would have been entitled to receive under the Rocke Employment Agreement for the fiscal year ending June 30, 2000, and a lump-sum payment of $20,000 in lieu of participating in the Company's bonus and profit sharing plans for the fiscal year ending June 30, 2000. On June 30, 1999, Mr. Rocke will also receive title to the Company automobile provided for his use, ownership of the life insurance policy maintained on Mr. Rocke's life by the Company, and certain other benefits associated with his past relationship to the Company. Mr. Rocke will provide consulting and advisory services to the Company for a period of one year following his resignation at no additional compensation. The total consideration to be paid to Mr. Rocke under the Rocke Agreement is approximately $298,000. This sum includes cash consideration of $261,000 and non-cash consideration of $37,000 representing the book value of Mr. Rocke's automobile and the maximum future premiums for his medical insurance. The cash surrender value of Mr. Rocke's life insurance policy of approximately $76,000 is not included as Mr. Rocke was entitled to ownership of this policy upon retirement under his Employment Agreement with the Company.

         RYBERG AGREEMENT. Jean E. Ryberg, President and Director of the Company, will enter into an agreement with the Company (the "Ryberg Agreement") pursuant to which the Ryberg Employment Agreement (as described under "Election of Directors--Employment Agreements") will be terminated on June 30, 1999. Pursuant to the Ryberg Agreement, the Company will employ Ms. Ryberg as the Company's President until June 30, 1999, at which time Ms. Ryberg will resign as an officer and employee of the Company. Ms. Ryberg will continue to serve on the Board of Directors until the next annual meeting of the Company's shareholders and until her successor is elected and qualified. The terms of the Ryberg Agreement provide for Ms. Ryberg to receive semi-monthly installments of her salary until June 30, 1999, and the annual bonus for the fiscal year ending June 30, 1999, as per the Ryberg Employment Agreement. On June 30, 1999, Ms. Ryberg will receive a lump-sum payment of the amount equal to the salary Ms. Ryberg would have been entitled to receive under the Ryberg Employment Agreement for the fiscal year ending June 30, 2000, and a lump-sum payment of $20,000 in lieu of participating in the Company's bonus and profit sharing plans for the fiscal year ending June 30, 2000. On June 30, 1999, Ms. Ryberg will also receive title to the Company automobile provided for her use, ownership of the life insurance policy maintained on Ms. Ryberg's life by the Company, and certain other benefits associated with her past relationship to the Company. Ms. Ryberg will provide consulting and advisory services to the Company for a period of one year following her resignation at no additional compensation. The total consideration to be paid to Ms. Ryberg under the Ryberg Agreement is approximately $231,000. This sum includes cash consideration of approximately $192,000 and non-cash consideration of approximately $39,000 representing the book value of Ms. Ryberg's automobile and the maximum future premiums for her medical insurance. The cash surrender value of Ms. Ryberg's life insurance policy of approximately $55,000 is not included as Ms. Ryberg was entitled to ownership of this policy upon retirement under her Employment Agreement with the Company.

DISCUSSION OF FINANCIAL ANALYSIS


         The Board of Directors appointed a special committee of outside directors (the "Special Committee") to analyze the financial terms and the consideration to be received in the Transaction. The members of the Special Committee were Merlin Schumann, William W. Strawther, Jr., and R. Scott Younker. The Special Committee considered the presentation made by representatives from UFAC at the August 19, 1998 special meeting of the Board of Directors. The Special Committee also acted in consultation with McGladrey & Pullen, LLP, the Company's independent accountants. UFAC prepared and provided the Special Committee with a "book value" and "EPS" analysis of the Company's value used by UFAC to make its offer (the "UFAC Analysis"). The Special Committee and its guests discussed the UFAC Analysis and compared the calculations made by UFAC with its own internal calculations on a post-Distribution basis. Based on these analyses, the Special Committee determined that the price being offered by UFAC was within the range of fair value for the Preferred Shares being sold by the Company. In addition, the Special Committee noted and considered in its deliberations the fact that UFAC is a member of The Progressive Group, a Fortune 500 company, and that UFAC would likely bring business and potential customer service resources that would otherwise be unavailable to the Company. In particular, the Special Committee recognized that UFAC would likely be able to provide the Company and the Adjusters with broad access to national accounts. The Special Committee also was aware that the aging and ill health of the Company's management, with limited experienced personnel to take over or perform the management functions presented a concern for the Company's future performance. The Special Committee gave considerable weight to the non-financial benefit in the fact that the Transaction contemplates that UFAC will provide the services of Jeff Jordan, an employee of UFAC and a proven manager in the insurance industry, who will provide energy and the perspective of a younger generation to the Company. The Special Committee also considered that UFAC has the ability to develop for the Company competitive computer capabilities, particularly in the area of claims and systems capability. Through the Service Agreement, the Company will have access to enhanced accounting, marketing, and strategic planning support. The Company did not retain an independent third party to conduct a financial analysis of the Transaction. The Special Committee believed that its long term association with the Company and intimate knowledge of the industry were sufficient to allow the Special Committee to analyze the Transaction and to appropriately value the non-financial benefits of the Transaction to the future financial condition of the Company.


         From  a  market   perspective,   the   Special   Committee   took  into
consideration the fact that the Company's securities are thinly traded, with limited liquidity. The Special Committee also noted that the Transaction will provide the Company's shareholders current liquidity with no discount to the market price, and that the Distribution would give the Company's shareholders a large return on their investment while still maintaining the growth potential of stock ownership. Also, the Special Committee took into account that the Tender Offer would give liquidity at a price in excess of the current market price to those shareholders of the Company who want to liquidate their investment in the Common Stock.


         At the time of the UFAC offer, the Company had not been contemplating or seeking any transaction similar to the UFAC offer. The Special Committee was formed to consider the terms of the UFAC proposal and was not given any special instructions to seek out alternative transactions or parties. The Company provided in the terms of the Purchase Agreement that the Board of Directors, in accordance with its fiduciary responsibilities to the shareholders, remained free and able to consider any alternative transactions to the UFAC offer, had any such alternative proposals come forward. See "The Transaction--Terms of the Transaction--No Solicitation of Competing Transactions."


         After carefully considering the factors set forth above, the Special Committee recommended to the full Board of Directors that the Board accept the UFAC offer.

                         PRO FORMA FINANCIAL STATEMENTS

         The following unaudited pro forma financial statements for the Company are based on the assumption that the purchase by UFAC of the Preferred Shares, the Tender Offer and the Distribution had been consummated on December 31, 1998.

                           PRO FORMA INCOME STATEMENT
             FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

                                                          PRO FORMA ADJUSTMENTS
                                           ACTUAL        DEBITS          CREDITS      AS ADJUSTED
                                        ------------   ----------      -----------   -------------
Revenue
  Continuing licensee and                $2,458,500                                    $2,458,500
     franchise fees
  Adjusting and risk management fees        698,982                                       698,982
                                          ---------                                     ---------
                                          3,157,482                                     3,157,482
                                          ---------                                     ---------
Costs and expenses
  Compensation and employee
    benefits                              1,417,784                                     1,417,784
  Office                                    202,925                                       202,925
  Advertising and promotions                108,790                                       108,790
  Depreciation and amortization             127,487                                       127,487
  Provision for doubtful accounts            96,000                                        96,000
  Other                                     548,752                                       548,752
                                          ---------                                     ---------
                                          2,501,738                                     2,501,738
                                          ---------                                     ---------

Income from operations                      655,744                                       655,744

Other income (expense)
  Interest income                            57,275                                        57,275
  Other (net)                                 6,333                      38,956(1)         45,289
                                          ---------                                     ---------
  Total other income (expense)               63,608                                       102,564
                                          ---------                                     ---------

  Income before income taxes                719,352                                       758,308

Income taxes                                283,937                                        03,323
                                          ---------                                     ---------
  Net income                              $ 435,415                                     $ 454,985
                                          =========                                     =========

Earnings per share
  Basic                                       $0.09                                         $0.05
  Diluted                                     $0.09                                         $0.05

Weighted average shares outstanding
  Basic                                   4,605,358                                     8,863,871
  Diluted                                 4,607,261                                     8,865,774

---------------------------

Assumptions:

- The Company will sell its short term investments for their market value at December 31, 1998. The sale of the short term investments will result in a realized gain equal to the amount of unrealized gain recorded at December 31, 1998.
- UFAC will purchase 5,258,513 preferred shares that will convert to common shares after the dividend is issued.
- The Company will buy back 1,000,000 shares of Common Stock from existing shareholders.
-    UFAC Shares will not be eligible for the dividend
-    Dilutive stock options remain equal to those on December 31, 1998.

                             PRO FORMA BALANCE SHEET
                          DECEMBER 31, 1998 (UNAUDITED)

                                                          PRO FORMA ADJUSTMENTS
                                           ACTUAL        DEBITS          CREDITS      AS ADJUSTED
                                        ------------   ----------      -----------   -------------
Current Assets
  Cash                                     $644,423    1,295,206(1)                      $107,123
                                                       6,836,067(2)    2,900,000(3)
                                                                       5,768,573(4)
  Investments                             1,295,206                    1,295,206(1)            --
  Receivables                             1,588,915                                     1,588,915
  Prepaid expenses                          265,820                                       265,820
  Other*                                    378,105                                       378,105
                                         ----------                                    ----------
    Total current assets                  4,172,469                                     2,339,963
                                         ----------                                    ----------
Property and equipment                    2,600,205                                     2,600,205
  less accumulated depreciation            (872,214)                                     (872,214)
                                         ----------                                    ----------
                                          1,727,991                                     1,727,991
                                         ----------                                    ----------
Other assets
  Cost of subsidiary in excess of
      net tangible assets acquired          213,817                                       213,817
  Less accumulated amortization            (180,285)                                     (180,285)
                                         ----------                                    ----------
                                             33,532                                        33,532
  Receivables (long term)                   341,000                                       341,000
  Investments (long term)                   694,937                                       694,937
  Other                                     314,215       15,376(5)       15,376(5)       314,215
                                         ----------                                    ----------
                                          1,383,684                                     1,383,684
                                         ----------                                    ----------

    Total assets                         $7,284,144                                    $5,451,638
                                         ==========                                    ==========
Current liabilities
  Accounts payable                           56,188                                        56,188
  Accrued expenses                          293,128                                       293,128
  Franchisee/licensee remittance pay             --                                            --
  Current portion long term liability        19,465                                        19,465
  Other                                     200,248                                       200,248
                                         ----------                                    ----------
    Total current liabilities               569,029                                       569,029
                                         ----------                                    ----------
Stockholders' Equity
  Common stock, $.01 par value,
    4,782,020 shares outstanding
    (10,040,533 shares outstanding as
    adjusted)                                47,820                       52,585(2)       100,405
  Preferred stock $.01 par value,
    5,258,513  shares  outstanding (no
    shares outstanding as adjusted)                       52,585(2)       52,585(2)
  Additional paid in capital              2,148,470      746,344(4)    6,783,482(2)     8,185,608

  Retained earnings                       4,998,649    5,022,229(4)       23,580(1)
    less treasury stock:
    176,652 shares                         (529,584)   2,900,000(3)                    (3,429,584)

  Other                                      49,760       23,580(1)                        26,180
                                         ----------                                    ----------
Total liabilities and
         stockholders'equity             $7,284,144                                    $5,451,638
                                         ==========                                    ==========

----------------
1    Liquidation of short-term investments.
2    Tender offer.
3    UFAC Purchase.
4    Distribution.
5 Deferred tax asset is increased by $15,376 for the tax on the sale of investments. Income tax receivable is decreased by $15,376 for the same transaction.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following summary is a discussion of material consequences for U.S. federal income tax purposes of a Common Stock redemption pursuant to the Tender Offer and the Distribution.

         This summary does not purport to cover all aspects of federal income taxation that may be relevant to shareholders. In addition, certain shareholders (including insurance companies, tax-exempt organizations, financial institutions, foreign persons, broker dealers, and shareholders who have acquired their Common Stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below.

         This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. For example, after the Tender Offer, Congress may change the tax rates that apply to gains realized in the Tender Offer.

         No rulings as to any of the matters discussed in this summary have been requested or received from the Internal Revenue Service (the "Service"). The consequences to any particular shareholder may differ depending on that shareholder's own circumstances. Furthermore, this summary does not discuss any aspects of state, local, foreign or other tax laws. Each shareholder is urged to consult and rely on such shareholder's own tax adviser with respect to the tax consequences to such shareholder of selling Common Stock pursuant to the Tender Offer or receiving the Distribution.

SALE OF COMMON STOCK PURSUANT TO TENDER OFFER

IN GENERAL

         A shareholder's sale of Common Stock for cash pursuant to the Tender Offer will be a taxable transaction for federal income tax purposes. The amount and characterization of income recognized by a shareholder in connection with a sale of Common Stock pursuant to the Tender Offer will depend on whether the sale is treated as a "dividend" or as an "exchange" for tax purposes. All or a portion of the amount received by a shareholder who sells Common Stock pursuant to the Tender Offer may be treated as a dividend. The amount received that is not treated as a dividend will be treated as received in exchange for the Common Stock sold pursuant to the Tender Offer. The determination of how much of the amount received represents a dividend and how much represents exchange proceeds depends on whether (a) the shareholders have a legally enforceable right to receive a dividend and instead receive an amount in redemption of their shares (see, "Legal Right to Dividend"), and (b) the application of the stock redemption rules of Section 302 of the Internal Revenue Code of 1986, as amended (the "Code") (see "Application of Section 302").

LEGAL RIGHT TO DIVIDEND

         Judicial authorities have held and the Service has ruled that if a shareholder has a legally enforceable right to a dividend and, in effect, foregoes this dividend by selling shares to the corporation, the portion of the sale proceeds that is equal to the foregone dividend will be taxed as a dividend. In this case, the Stock Purchase Agreement provides that the Company shall declare and pay a distribution in the amount of $1.60 per share on each share of Common Stock not tendered in the Tender Offer or not accepted by the Company if tendered in the Tender Offer, within 60 days after the final expiration of the Tender Offer. The obligation of the Company to declare and pay this distribution only arises under the Stock Purchase Agreement, which is between the Company and UFAC. Shareholders are not parties to the Stock Purchase Agreement, and therefore may not have any legally enforceable rights under the Stock Purchase Agreement, including the right to force the Company to declare and pay this distribution. If no such legal right exists, shareholders who accept the Tender Offer may not be required to recognize a portion of the amount received for their Common Stock as a dividend.

         Nevertheless, the Service may successfully contend that the Stock Purchase Agreement effectively assures that a shareholder will receive a distribution of $1.60 per share and that $1.60 of the amount received by a shareholder in exchange for each share of Common Stock pursuant to the Tender Offer must be treated as a dividend. Due to the lack of authority directly on point, the Company can provide no assurance with respect to this matter.

         If the shareholders are regarded as having a legally enforceable right to the distribution prior to the Tender Offer, at least $1.60 per share of the amount received pursuant to the Tender Offer will be treated as a dividend and the $1.30 per share balance of the amount received will be treated as a dividend or an amount received in exchange for the Common Stock depending on the application of Code Section 302 to a shareholder's specific circumstances as discussed below. If a shareholder who sells Common Stock pursuant to the Tender Offer is not regarded as having a legally enforceable right to the $1.60 per share distribution, the entire $2.90 per share amount received upon sale of the Common Stock pursuant to the Tender Offer will be treated as a dividend or an amount received in exchange for the shares depending on the application of Code
Section 302 to a shareholder's specific circumstances as discussed below.

APPLICATION OF SECTION 302

         EXCHANGE TREATMENT. If the redemption qualifies as an exchange under any of the provisions of Code Section 302(b), except as described above, the cash received pursuant to the Tender Offer will be treated as a distribution from the Company in exchange for the Common Stock sold. That treatment will result in a shareholder recognizing gain or loss equal to the difference between
(a) the amount treated as received in exchange for the Common Stock pursuant to the Tender Offer and (b) the shareholder's adjusted tax basis in the Common Stock surrendered. Assuming the Common Stock is held as a capital asset, such recognized gain or loss will be capital gain or loss. If the Common Stock that is sold was held longer than one year, such capital gain or loss will be long-term.

         Notwithstanding the foregoing, the rules on "collapsible corporations" might, if they applied, cause a shareholder's gain to be ordinary income (rather than long-term capital gain). Because of its long operating history, the nature of its assets and other factors, the Company believes it is not a "collapsible corporation."

         Net capital gain, the excess of net long-term capital gain over net short-term capital loss, realized by individuals, estates and trusts is currently taxed at a maximum federal income tax rate of 20%. Short-term capital gains of individuals, estates and trusts are taxed at ordinary income rates, currently up to a maximum federal income tax rate of 39.6% (although, income at certain levels may be subject to a higher effective rate due to the phase-out of personal exemptions and certain itemized deductions). Capital gains of corporations are taxed at the federal income tax rates applicable to corporate ordinary income, a maximum of 35% (although income at certain levels may be subject to a higher effective rate due to phase-out of the 15%, 25% and 34% brackets). Each of the foregoing rates is subject to change, and any such change could apply retroactively to transactions effected pursuant to the Tender Offer.

         DIVIDEND TREATMENT. If none of the conditions of exchange treatment under Code Section 302(b) are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Tender Offer, to the extent the Company has accumulated or current "earnings and profits." The Company believes that no shareholder's dividend income will be limited by a lack of earnings and profits.

         Each shareholder's personal tax adviser should determine whether that shareholder will qualify for exchange treatment under Code Section 302(b). In the event that the sale of Common Stock pursuant to the Tender Offer is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder's tax basis in the Common Stock actually redeemed will be added to the tax basis of such shareholder's remaining Common Stock in the Company. In the event that a shareholder actually owns no Common Stock in the Company after the Tender Offer is completed but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Common Stock (see below), such shareholder's tax basis should be added to Common Stock in the Company owned by related persons that was considered constructively owned by such shareholder. Ordinary income is generally taxable to individuals up to a maximum federal income tax rate of 39.6% (although income at certain levels may be subject to a higher effective rate due to the phase-out of personal exemptions and certain itemized deductions) and to corporations at a maximum federal income tax rate of 35% (although income at certain levels may be subject to a higher effective rate due to phase-out of the 15%, 25% and 34% brackets). Each of the foregoing tax rates is subject to change, and any such change could apply retroactively to include the sale of Common Stock pursuant to the Tender Offer. As discussed below, a corporate shareholder that is treated as receiving a dividend may be allowed a dividends-received deduction and may be subject to the rules for "extraordinary dividends."

         CONSTRUCTIVE OWNERSHIP OF STOCK. In determining whether the provisions under Code Section 302(b), as described below, are satisfied, a shareholder must take into account not only Common Stock actually owned by such shareholder, but also Common Stock that is constructively owned within the meaning of Code
Section 318. Under Code Section 318, a shareholder may constructively own Common Stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. Moreover, a shareholder may constructively own Common Stock that such shareholder, or a related individual or entity, has the right to acquire by exercise of an option or warrant. The rules of constructive ownership are complex and must be applied to a particular shareholder's situation by such shareholder's personal tax adviser.

         ALTERNATIVE  CONDITIONS FOR SECTION 302 EXCHANGE TREATMENT.  Under Code
Section 302(b), a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a "complete redemption" of all of the Common Stock owned by a shareholder, (b) is "substantially disproportionate" with respect to a shareholder, or (c) is "not essentially equivalent to a dividend" with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases or transfers of Common Stock in the market or to or from other parties contemporaneously with sales pursuant to the Tender Offer may be taken into account in determining whether the tests under clause (a), (b) or (c) above are satisfied. Furthermore, the Company believes that in the event the Tender Offer is oversubscribed, resulting in a proration, it is likely that less than all the Common Stock tendered by a shareholder will be purchased by the Company. Proration may affect whether a sale by a shareholder will satisfy the provisions described in clause (a), (b) or (c) above.

         The following is a brief description of the three major provisions of Code Section 302(b):

                  A COMPLETE REDEMPTION OF INTEREST. The receipt of cash by a shareholder will result in a "complete redemption" of all the Common Stock owned by the shareholder within the meaning of Code Section 302(b)(3) if either (i) all the Common Stock actually and constructively owned by the shareholder is sold pursuant to the Tender Offer or (ii) all the Common Stock actually owned by the shareholder is sold pursuant to the Tender Offer, the only Common Stock the shareholder constructively owns is actually owned by such shareholder's family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Code Section 302(c), such constructive ownership.

                  A SUBSTANTIALLY DISPROPORTIONATE REDEMPTION. The receipt of cash by a shareholder will be "substantially disproportionate" with respect to such shareholder within the meaning of Code Section 302(b)(2) if the percentage of the total outstanding voting stock of the Company actually and constructively owned by the shareholder immediately following the sale of Common Stock pursuant to the Tender Offer is less than 80% of the percentage of the total outstanding voting stock of the Company actually and constructively owned by such shareholder immediately before such sale.

                  NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. Even if a sale by a shareholder fails to meet the "complete redemption" or "substantially disproportionate" tests, a shareholder may nevertheless meet the "not essentially equivalent to a dividend" test. Whether a specific redemption is "not essentially equivalent to a dividend" depends on the individual shareholder's facts and circumstances. In any event, the redemption must result in a "meaningful reduction" of the shareholder's proportionate interest in the Company. The Service has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .0001118% to .0001081%) was sufficient to constitute a "meaningful reduction." Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

DISTRIBUTION

         After acquisition of Common Stock pursuant to the Tender Offer, the Company plans to make the Distribution of cash to each remaining Common Stock holder in the amount of $1.60 per share.

         The Distribution will be treated as a dividend, taxable as ordinary income, to the extent of the Company's accumulated earnings and profits as of the beginning of the current fiscal year and its "current" earnings and profits for the entire current fiscal year. Assuming that the Company acquires one million shares of its Common Stock in accordance with the terms of the Tender Offer and the amount paid for the tendered shares is treated as paid in exchange for shares (rather than as a dividend in whole or in part), the Company expects that dividend income will not be limited by lack of earnings and profits.

SPECIAL RULES FOR CORPORATE SHAREHOLDERS

         Upon receipt of a dividend from the Company, a corporate shareholder who owns less than 20% of the Company generally is eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including those related to "debt-financed portfolio stock" under Code Section 246A and to the holding period requirements of Code
Section 246.

         In addition, any amount received by a corporate shareholder that is treated as a dividend may constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Generally, Section 1059 requires a corporate shareholder to reduce the tax basis of its stock in a corporation by the portion of the dividend eligible for the dividends received deduction and, if such portion exceeds the shareholder's adjusted tax basis for the stock, to treat any such excess as gain from the sale of the stock in the year in which the extraordinary dividend is received. The term "extraordinary dividend" includes any dividend if the amount thereof exceeds the greater of 10% of the adjusted tax basis of the shareholder's shares or 10% of the fair market value of the shares. For this purpose, other dividends received that have ex-dividend dates within the same period of eighty-five consecutive days of a dividend are aggregated. Further, if a taxpayer receives an aggregate amount of dividends in excess of 20% of the adjusted basis of the taxpayer's stock, such dividends having ex-dividend dates within the same period of 365 consecutive days, then the dividends also constitute "extraordinary dividends" and the taxpayer must reduce its basis under Code Section 1059. Section 1059 applies only to stock that has not been held for more than two years before the dividend announcement date unless, among other conditions, the redemption is not pro rata to all shareholders. The Company believes that the Tender Offer will likely not result in a pro rata distribution to all shareholders. Additionally, if a corporate shareholder is required under Section 1059 to reduce its stock basis, then the non-taxed portion of all dividend distributions within an 85-day or 365-day period referred to above reduces the corporate shareholder's basis in the stock of the Company. Corporate shareholders should consult their tax advisers concerning the application of Section 1059 to their particular situations.

BACKUP WITHHOLDING

         A tendering shareholder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the letter of transmittal may be subject to backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Tender Offer and Distribution.

                  BENEFICIAL OWNERSHIP OF COMMON STOCK PRIOR TO
                            AND AFTER THE TRANSACTION

         As of the close of business on the Record Date, there were 4,605,358 shares of Common Stock outstanding. The following table sets forth information regarding the beneficial ownership of shares of the Common Stock outstanding as of November 25, 1998 and immediately following the Closing (assuming conversion of all of the Preferred Shares and assuming 1,000,000 shares have been tendered in the Tender Offer), by (i) each person or group known to the Company who owns or who will own more than 5% of the outstanding shares of Common Stock, (ii) each of the directors and the executive officers of the Company and (iii) by all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person has sole voting and investment power. The number of shares represents the number of shares of Common Stock the person holds, including shares that may be issued upon the exercise of options that are exercisable as of November 25, 1998 or which will vest upon the Closing. Information presented in the table and related notes has been obtained from the beneficial owner and/or from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act.

                                          Shares Beneficially         Shares Beneficially Owned
                                      Owned on November 25, 1998        Adjusted for Closing
                                    -----------------------------   -----------------------------
                                      Amount and                     Amount and
                                      Nature of                       Nature of
                                      Beneficial      Percent        Beneficial       Percent
Name of Beneficial Owner            Ownership (1)    of Class (2)   Ownership (1)    of Class (2)
------------------------            -------------    ------------   -------------    ------------
UFAC (3)                                    --            --          5,258,513        59.33%

George M. Hill (4)                     155,000          3.37%           155,000         1.75%

Francis J. LaPallo and Wendy J.
Harrison, his wife (5)                  91,564          1.99%           122,000         1.36%

Louis T. Mastos and Eva B. Mastos,
his wife (6)                           206,703          4.49%           206,703         2.33%

William J. Rocke and Garnet Rocke,
his wife (7)                           442,268          9.50%           442,268         4.96%

James S. Rocke and Kelly Rocke, his
wife (8)                               471,803         10.14%           471,803         5.29%

Jean E. Ryberg (9)                     140,589          3.02%           140,589         1.58%

Merlin J. Schumann and Donna L.
Schumann, his wife                      20,114            *              20,114           *

William W. Strawther, Jr. and
Marjorie A. Strawther, his wife (10)   444,138          9.64%           444,138         5.01%

R. Scott Younker and Sandra L.
Younker, his wife                       58,819          1.28%            58,819           *

All Directors and Executive
Officers as a group (nine persons)
(11)                                 1,740,998         36.09%         1,771,434        19.44%

*    Less than 1%

(1) Includes, when applicable, shares owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control or power of disposition. Also includes shares of Common Stock that the identified person had the right to acquire as of November 25, 1998 by the exercise of stock options.

(2) The percentages shown include the shares of Common Stock that the person had the right to acquire as of November 25, 1998 or that will vest upon Closing. In calculating the percentage of ownership, all shares of Common Stock which the identified person had the right to acquire as of November 25, 1998 or upon Closing are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other shareholders.

(3) Assuming conversion of all of the Preferred Shares purchased by UFAC in the Transaction.

(4) Excludes 52,000 shares held by Nell S. Hill, Mr. Hill's wife, and 134,258 shares held by Mr. Hill's children and grandchildren. Mr. Hill disclaims beneficial ownership of such shares.

(5) Includes 69,564 shares subject to a currently exercisable stock option at $2.875 per share. As adjusted for Closing includes 30,436 shares subject to unexercisable options that will vest upon a change of control of the Company.

(6) Includes 183,180 shares which are held in a trust under an agreement dated February 10, 1981, in which Mr. and Mrs. Mastos hold equal beneficial interests, and 23,523 shares which are held by the Louis T. Mastos in an Individual Retirement Account.

(7) Includes 290,000 shares held by Old Frontier Investment, Inc., of Arizona, of which William J. and Garnet Rocke hold 51% of the outstanding stock. Includes 48,654 shares subject to currently exercisable stock options at a weighted average of $3.2829 per share.

(8) Includes 290,000 shares held by Old Frontier Investment, Inc. of Arizona of which James S. Rocke holds 49% of the outstanding stock. Includes 48,653 shares subject to currently exercisable stock options at a weighted average of $3.2829 per share.

(9) Includes 51,347 shares subject to currently exercisable stock options at a weighted average of $3.005 per share. Excludes 15,000 held by Mrs. Ryberg's sons. Mrs. Ryberg disclaims any beneficial ownership of such shares.

(10) Held as trustees under Trust Agreement, dated June 7, 1989, establishing the William W. Strawther, Jr. and Marjorie A. Strawther Living Trust, of which Mr. and Mrs. Strawther are beneficiaries. Excludes an aggregate of 140,000 shares beneficially owned by Mr. and Mrs. Strawther's son, in which shares Mr. and Mrs. Strawther disclaim any beneficial interest.

(11) Excludes all duplicate reporting of holdings.

To the best of knowledge of the Company, no person or groups of persons, other than officers and directors, beneficially own more than five percent of the Common Stock (based upon present records of the transfer agent).

RECOMMENDATION OF THE BOARD; FACTORS AND CONCLUSIONS OF THE BOARD INVOLVED IN ITS DETERMINATION

         The Board has unanimously approved the Transaction and has determined that the Transaction is in the best interests of the Company and its shareholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE TRANSACTION.

         The recommendation of the Board is based on its belief that the Transaction represents an opportunity to provide for a capital return to the Company's shareholders through the Distribution or Tender Offer and to enhance long-term shareholder value by providing the Company with an affiliation with UFAC which provides strategic resources not otherwise readily available to it, thereby enhancing the Company's short-term and long-term growth prospects.

REQUIRED VOTE, EFFECT OF SHAREHOLDER APPROVAL, AND RELATED MATTERS

         The affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting, provided that the total number of shares present in person or represented by proxy at the Meeting represents over 50% of the shares of Common Stock issued and outstanding, is required to approve the Transaction.

         Approval of the Transaction by the shareholders will constitute approval of the issuance by the Company of 5,258,513 shares of Preferred Stock and 5,258,513 shares of Common Stock upon conversion of the Preferred Shares.

         Approval of the Transaction by the requisite vote of the shareholders of the Company is a condition to consummation of the Transaction. If the Transaction is not approved the Transaction will not be consummated.

                                  PROPOSAL TWO

                              ELECTION OF DIRECTORS
NOMINEES

         A Board of nine directors is to be elected at the Meeting. The nominees for directors are George M. Hill, Francis J. LaPallo, Louis T. Mastos, William
J. Rocke, James S. Rocke, Jean E. Ryberg, Merlin J. Schumann, William W. Strawther, Jr., and R. Scott Younker, all of whom are currently directors of the Company. In the absence of direction by shareholders executing proxies, the persons named in the enclosed proxy will vote FOR the nominees named herein. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not presently expected that any nominee will be unable or will decline to serve as director. The term of office of each person elected as director will continue until the next annual meeting of shareholders and until a successor has been elected and qualified. Biographical information with respect to the nominees for directors is set forth below under the heading "Information Concerning Directors and Executive Officers of the Company."

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth certain information regarding the Company's directors and executive officers:

NAME                      AGE   POSITION(S) WITH THE COMPANY      DIRECTOR SINCE
----                      ---   ----------------------------      --------------
George M. Hill            90    Director, Vice President, Assistant     1978
                                Secretary, Member Audit Committee

Francis J. LaPallo        50    Director, Executive Vice President      1996

Louis T. Mastos           77    Director, Member Audit Committee,       1978
                                Member Compensation Committee

James S. Rocke            30    Director, Secretary/Treasurer           1993

William J. Rocke          74    Director, Chairman of the Board,        1975
                                Chief Executive Officer

Jean E. Ryberg            67    Director, President                     1975

Merlin J. Schumann        54    Director, Member Audit Committee,       1984
                                Member Compensation Committee

William W. Strawther, Jr. 72    Director, Vice Chairman of the Board    1978

R. Scott Younker          62    Director                                1992

         GEORGE M. HILL has been associated with the Company in an advisory capacity for more than 25 years, has been a Vice President of the Company since 1985 and has been the Assistant Secretary of the Company since 1990. He is a senior partner in the Phoenix law firm of George M. Hill & Associates and has been a practicing attorney in Arizona for over 50 years. Mr. Hill is a Director and Chairman of the Board of National Car Rental, in Phoenix, Denver and Colorado Springs, and a Director and Vice President of Precise Metal Products Co., in Phoenix and Salt Lake City.

         FRANCIS J. LAPALLO joined the Company on June 24, 1996. From 1977 until joining the Company, he practiced law in Maryland, the District of Columbia, and California. From 1990 until joining the Company, he was a partner with the law firm of Manatt, Phelps & Phillips in Los Angles, California. He represented the Company in various legal matters from 1994 until joining the Company. An employment agreement between the Company and Mr. LaPallo provides that Mr. LaPallo will serve as an executive officer of the Company through June 30, 2001.

         LOUIS T. MASTOS has been the President of Louis T. Mastos & Associates, Inc., a managing general agency located in Reno, Nevada, since 1971. He is past President of the American Association of Managing General Agents. He was the Insurance Commissioner of the State of Nevada from 1965 to 1971.

         JAMES S. ROCKE has been employed by the Company since 1982 and currently is an adjuster in the Company's Phoenix office. Mr. Rocke was elected secretary/treasurer of the Company in 1993. Mr. Rocke graduated from Arizona State University in 1991 with a B.S. degree in Finance. Mr. Rocke is the son of William J. Rocke.

         WILLIAM J. ROCKE is the founder of the Company and has served as Chief Executive Officer of the Company and its predecessor entities since 1957. Mr. Rocke has been in the insurance adjusting business since 1952. He has a law degree from the University of Denver and is a member of the Colorado Bar Association. The employment agreement between Mr. Rocke and the Company provides that Mr. Rocke will serve as the Chief Executive Officer of the Company through June 30, 2000. The employment agreement will be amended by the Rocke Agreement if the Transaction is approved by the shareholders. Mr. Rocke is the father of James S. Rocke.

         JEAN E. RYBERG has been employed by the Company and its predecessors since 1962. She has held several positions with the Company and has been the President of the Company since 1993. She also manages the Company's insurance adjusting operations in Phoenix and Tucson, Arizona, and Las Vegas, Nevada. The employment agreement between Mrs. Ryberg and the Company provides that Mrs. Ryberg will be an executive officer of the Company through June 30, 2000. The employment agreement will be amended by the Ryberg Agreement if the Transaction is approved by the shareholders.

         MERLIN J. SCHUMANN has been a Certified Public Accountant with the firm of Murray & Murray, P.C., located in Phoenix, Arizona, for over 20 years. Since December, 1990, Mr. Schumann has also held the position of General Securities Representative with H. D. Vest Investment Securities, Inc., a stock brokerage and investment counseling firm located in Irving, Texas.

         WILLIAM W. STRAWTHER, JR. was the President and principal shareholder of Continental American Securities, Inc., located in Phoenix, Arizona from 1970 through 1982. He is a former member of the National Board of Governors of the National Association of Securities Dealers, Inc. He has been an independent business consultant since 1982.

         R. SCOTT YOUNKER has been a licensee of the Company in Prescott, Arizona since 1979. He has been engaged in the insurance adjusting business for 32 years.

         All directors are elected at each annual meeting of the Company's shareholders for a term of one year and hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's Board of Directors met three times in fiscal year 1998, and all members attended 75% or more of the meetings of the Board and committees he or she serves on. The board has two committees; an audit committee and a compensation committee.

         The Audit Committee, which consists of George Hill, Louis Mastos, and Merlin Schumann, non-employee directors of the Company, reviews the annual financial statements, the significant accounting issues, and the scope of the audit with the Company's independent auditors and discusses with the auditors any other audit related matters that may arise during the year. The Compensation Committee, which consists of Louis Mastos and Merlin Schumann, non-employee directors of the Company, reviews and acts on matters relating to compensation levels and benefit plans for key executives of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's compensation committee of the Board of Directors consists of Messrs. Mastos and Schumann. Neither Mr. Mastos nor Mr. Schumann had any contractual or other relationships with the Company during such fiscal years except as directors. The committee held one meeting during the fiscal 1998 year.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning compensation during its year ended June 30, 1998 to the chief executive officer and each other executive officer whose aggregate compensation exceeded $100,000 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION     ALL OTHER COMPENSATION
                                     -------------------------  ----------------------
NAME AND PRINCIPAL POSITION   YEAR   SALARY ($) (1)  BONUS ($)         ($) (2)
---------------------------   ----   --------------  ---------         -------
William J. Rocke, CEO,        1998   237,776         39,794             29,898
Chairman, Director            1997   231,300         51,559             23,569
                              1996   225,000         71,981             22,719

                              1998   169,085         39,794             29,898
Jean E. Ryberg,               1997   164,480         51,559             29,568
President, Director           1996   160,000         71,981             29,266

Francis J. LaPallo,           1998   185,040             --             29,898
Executive Vice President,     1997   180,000             --             29,568
Director                      1996       692             --                 --

Patric R. Greer (3)           1998    95,111         19,897            103,421
                              1997    93,520         17,187             21,876
                              1996    90,000         11,224             17,364

(1) No perquisites were received by any person named above greater than the lesser of $50,000 or 10% of salary plus bonus.

(2) "All Other Compensation" includes (i) directors' fees of $2,250, $3,750, and $2,250 for Mr. Rocke in years ended June 30, 1998, 1997 and 1996 respectively; $2,250, $3,750, and $3,000 for Mrs. Ryberg in years ended June 30, 1998, 1997 and 1996 respectively; $2,250 and $3,750 for Mr.
     LaPallo in years ended June 30, 1998 and 1997 respectively; and $1,500, $3,750, and $3,000 for Mr. Greer in years ended June 30, 1998, 1997, and 1996 respectively; (ii) profit sharing contributions of $27,648, $19,819, and $20,469 for Mr. Rocke in years ended June 30, 1998, 1997 and 1996 respectively; $27,648, $25,818, and $26,266 for Mrs. Ryberg in years ended June 30, 1998, 1997, and 1996 respectively; $27,648 and $25,818 for Mr.
     LaPallo in years ended June 30, 1998 and 1997 respectively; $16,921, $18,126, and $14,364 for Mr. Greer for years ended June 30, 1998, 1997, and 1996, respectively, and (iii) an $85,000 severance package for Mr. Greer for the year ended June 30, 1998. Excluded from all other compensation is the increase and the amortization of the June 30, 1995 cash surrender value of life insurance policies that will transfer to Mr. Rocke and Mrs. Ryberg upon termination of their employment. The amount excluded is $18,166, $18,119, and $18,203 for Mr. Rocke for the years ended June 30, 1998, 1997, and 1996, respectively, and $14,070, $13,678, and $13,511 for Mrs. Ryberg for the years ended June 30, 1998, 1997, and 1996, respectively.

(3) Mr. Greer resigned from his position with the Company effective June 30, 1998. In connection with Mr. Greer's resignation, termination of Mr. Greer's employment agreement, and as consideration for a Settlement and Release Agreement between Mr. Greer and the Company, Mr. Greer received an aggregate severance payment of $85,000.

     OPTION/GRANTS, EXERCISES, AND HOLDINGS

          The Company did not grant any stock options during fiscal 1998, and none of the Named Executives exercised any stock options during fiscal 1998. The following table shows the number and value of options outstanding as of June 30, 1998 for each Named Executive.

                        AGGREGATED YEAR-END OPTION VALUES

                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED,
                           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                          OPTIONS AT 6/30/98 (#)(1)        AT 6/30/98 ($)(2)
                         --------------------------   --------------------------
NAME                     EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----                     -----------  -------------   -----------  -------------
William J. Rocke            48,654         --             8,253          --

Jean E. Ryberg              51,347         --            13,682          --

Francis J. LaPallo (3)      34,782       65,218           8,696        16,304

Patric R. Greer (4)         51,346         --            13,682          --

(1) As of November 25, 1998, Mr. Rocke held exercisable options for 48,654 shares, Ms. Ryberg held exercisable options for 51,347 shares, and Mr. LaPallo held exercisable options for 69,564 shares and unexercisable options for 30,436 shares.

(2) Value of unexercised, in-the-money stock options based on a fair market value of the Common Stock of $3.13 per share as of June 30, 1998.

(3) As of the Closing, Mr. LaPallo will hold exercisable options for 100,000 shares.

(4) Mr. Greer resigned from his position with the Company effective June 30, 1998, and his stock options have expired unexercised.

DIRECTORS' COMPENSATION

         Each director, including employees of the Company, is paid $750 per Board meeting attended. During fiscal 1998, each director, except for Mr. Patric
R. Greer, received $2,250 for attendance to Board Meetings.
Mr. Greer received $1,500 for attendance at Board Meetings.

EMPLOYMENT AGREEMENTS

         The Company has entered into five-year employment agreements with Mr. Rocke, Mrs. Ryberg, and Mr. LaPallo. Mr. Rocke's and Mrs. Ryberg's agreements were effective July 1, 1995 and expire June 30, 2000. Mr. LaPallo's agreement was effective June 23, 1996 and expires June 30, 2001.

         Mr. Rocke's agreement (the "Rocke Employment Agreement") provides for an annual salary of $225,000 with annual cost of living increases based upon the U.S. Department of Labor's cost of living index, plus a bonus of 3% of the Company's income before taxes and bonuses and 5% of the increase in the
Company's income before taxes and bonuses from the prior year. If the Transaction is approved by the Company's shareholders, the Rocke Employment Agreement will be amended. See "The Transaction--Conflicts of Interest; Interests of Certain Persons."

         Mrs. Ryberg's (the "Ryberg Employment Agreement") agreement provides for an annual salary of $160,000 with annual cost of living increases based upon the U.S. Department of Labor's cost of living index, plus a bonus of 3% of the Company's income before taxes and bonuses and 5% of the increase in the
Company's income before taxes and bonuses from the prior year. If the Transaction is approved by the Company's shareholders, the Ryberg Employment Agreement will be amended. See "The Transaction--Conflicts of Interest; Interests of Certain Persons."

         Mr. LaPallo's agreement provides for an annual salary of $180,000 with annual cost of living increases based upon the U.S. Department of Labor's cost of living index for the first two years. For the remaining three years, the agreement provides for an annual salary of $150,000 with annual cost of living increases based upon the U.S. Department of Labor's cost of living index, plus a bonus of 3% of the Company's income before taxes and bonuses and 3% of the increase in the Company's income before taxes and bonuses from the prior year. In connection with the Company's employment of Mr. LaPallo, the Company sold Mr. LaPallo 20,000 shares of Common Stock from the treasury for an aggregate of $55,547.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board is comprised of Louis T. Mastos and Merlin J. Schumann, both outside directors of the Company. The Committee establishes policies relating to the compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

         The following is a report submitted by the above-listed committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it relates to the named executive officers for fiscal 1998.

COMPENSATION POLICY

         The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance. Annual cash compensation, together with equity-based, incentive compensation is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers and management are eligible to participate in the Company's Incentive Stock Option Plan.

FISCAL 1998 COMPENSATION

         The Company's fiscal 1998 executive compensation plan consisted of (i) a base salary, (ii) bonuses based upon the Company's income before income taxes and bonuses, and (iii) fixed contributions to a defined contribution Profit Sharing Plan. Stock options are granted from time to time by the Board of Directors. Options were not granted during fiscal 1998.

         The Company's 1998 compensation to named executives is best exemplified by examining the salary paid to William J. Rocke, the Company's Chairman and Chief Executive Officer. The Rocke Employment Agreement calls for a base salary with annual cost of living increases based upon the U.S. Department of Labor's cost of living index, and a bonus of 3% of the Company's income before taxes and bonuses and 5% of the increase in the Company's income from the prior year. The base salary is believed to be in the range of those of other executives in comparable companies, both regionally and nationally.

         The Committee believes that linking executive compensation to corporate performance (i.e., income and stock performance) provides incentive to the executive to enhance corporate performance and the shareholders' interests. It was with this in mind that the bonus portion of executive compensation was revised to the current bonus arrangement with the Company's named executives.



                                           Louis T. Mastos
                                           Merlin J. Schumann

                               COMPANY PERFORMANCE

         The following graph reflects a five-year comparison of cumulative total returns for the Common Stock, the American Stock Exchange ("AMEX") Market Value Index, and the Company's Peer Group of Stocks based on the four-digit SIC Code Index. The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods and indexes is based on the stock price or composite index at the end of fiscal 1993. The graph compares the performance of the Company with AMEX and Peer Group Indexes with the investment weighted based upon market capitalization.

 Measurement Period     Frontier Adjusters of   American Stock        Peer
(Fiscal Year Covered)       America, Inc.          Exchange      Group of Stocks
---------------------       -------------          --------      ---------------
        1994                   101.22                96.53            97.89

        1995                   110.70               116.15           113.53

        1996                   129.70               132.99           133.29

        1997                   121.73               141.44           183.01

        1998                   149.35               163.53           239.85

CERTAIN TRANSACTIONS

         Old Frontier Investment, Inc. of Arizona, of which William J. Rocke and Garnet Rocke, his wife, are owners of 51% of the issued and outstanding stock of said corporation and James S. Rocke owns the remaining 49%, has entered into a license agreement with the Company pursuant to which it operates, under standard terms and conditions, an insurance adjusting and risk management business located in Scottsdale, Arizona, and is paid a 5% royalty on gross revenue derived from services provided by certain other licensees in other Arizona cities and towns. The Company paid that corporation $13,142 during fiscal year 1998 in connection with such 5% royalty agreement.

         George M. Hill, Vice President, Assistant Secretary and Director of the Company, acts as General Counsel to the Company. During the fiscal year 1998, the Company paid Mr. Hill $92,510 for services rendered and disbursements. Such fees will continue to accrue, pursuant to a retainer agreement, at the rate of $6,650 per month effective September 1, 1995.

         The Company paid its Vice Chairman, William W. Strawther, Jr., $20,000 during fiscal year 1998 for business and financial consulting services.

         The Company believes that the cost to the Company for all of the foregoing were and are competitive with charges for similar services and facilities available from third parties.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Based solely upon a review of copies of such forms received by the Company during fiscal year ended June 30, 1998, and written representations that no such reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the Common Stock complied with Section 16(a) filing requirements during such fiscal year.

                                 PROPOSAL THREE

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed McGladrey & Pullen, LLP, independent public accountants, as the auditors of the Company, to serve as such at the pleasure of the Board of Directors. The Board requests that shareholders vote to ratify this appointment at the Meeting.

         Audit services provided by McGladrey & Pullen, LLP, during the year ended June 30, 1998 consisted of the examination of consolidated financial statements of the Company and its subsidiaries, reviews of information in certain filings with the Securities and Exchange Commission and periodic consultation regarding accounting and financial matters. The Company is informed that neither McGladrey & Pullen, LLP, nor any of its partners or associates has any relationship with the Company, other than as independent auditors.

         Certain financial statements of the Company appear in the Company's 1998 Annual Report. A representative of McGladrey & Pullen, LLP will be present at the Meeting and will be available to make a statement and to respond to questions concerning the financial statements.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company's Financial Statements filed with the Commission pursuant to the Exchange Act in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 are incorporated herein by reference.

                                  OTHER MATTERS

         Management of the Company knows of no other matters that will come before the Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote each proxy in accordance with their best judgment on such matter.

                              SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-4 under the Exchange, the Company intends to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in the Company's proxy statement for the 2000 Annual Meeting, except in circumstances where (i) the Company receives notice of the proposed matter no later than ________, 1999, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

                                     By Order of the Board of Directors,

                                     /s/ James S. Rocke

                                     James S. Rocke, Secretary

Phoenix, Arizona
________, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       FRONTIER ADJUSTERS OF AMERICA, INC.

                         ANNUAL MEETING OF SHAREHOLDERS


The undersigned hereby appoints WILLIAM J. ROCKE and JEAN E. RYBERG, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them, or either of them, or such substitute, to represent and to vote, as designated below, all of the shares of common stock of Frontier Adjusters of America, Inc. (the "Company") held of record by the undersigned as of the close of business on January 5, 1999, at the annual meeting of shareholders to be held on April __, 1999, at 9:00 A.M. (Phoenix, Arizona time), and at any adjournment thereof.


1. THE TRANSACTION. To approve the Transaction described in the Proxy Statement dated ________.

         |_|  FOR          |_|  AGAINST          |_|  ABSTAIN


2. ELECTION OF    |_| FOR all nominees listed     |_| WITHHOLD AUTHORITY to vote
   DIRECTORS.     below (except as indicated)     for each nominee listed below

If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

  William J. Rocke         Jean E. Ryberg            William W. Strawther, Jr.
  Louis T. Mastos          George M. Hill            James S. Rocke
  R. Scott Younker         Merlin J. Schumann        Francis J. LaPallo

3. RATIFICATION OF ACCOUNTANTS. To ratify the selection of McGladrey and Pullen, LLP, Certified Public Accountants, as the auditors of the Company for the Company's fiscal year ending June 30, 1999.

         |_|  FOR          |_|  AGAINST          |_|  ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 3; FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 2 ABOVE; AND, WITH RESPECT TO PROPOSAL 4, AS APPROPRIATE IN THE JUDGMENT OF THE PROXIES NAMED HEREIN.

Receipt of Notice of Annual Meeting of Shareholders and related Proxy Statement dated ______, is hereby acknowledged.

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, or as executor, administer, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                               Dated:___________________________________________
                               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE

                               _________________________________________________
                               Signature

                               _________________________________________________
                               Signature if held jointly